Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2016 SECOND QUARTER RESULTS
Earnings Grow 11 Percent to a Record $0.92 Per Diluted Share
Organic Revenue Grows 4.7 Percent
Operating Margin Improves to 13.0 Percent
Return on Invested Capital Increases to 12.7 Percent

MINNEAPOLIS, MN, January 26, 2016 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the second quarter of its fiscal year 2016, which ended on December 26, 2015. Second quarter revenue grew 2.4 percent to $243.1 million, up from $237.3 million in last year’s second quarter, as solid organic growth was partially offset by the negative impact of foreign currency translation. Earnings per diluted share were $0.92, compared to $0.83 in the prior year period. The negative impact of foreign currency translation reduced second quarter earnings by $0.04 per diluted share compared to the prior year period.

“I couldn’t be more proud of our team’s performance, delivering record financial results in what remains a difficult operating environment,” said Douglas A. Milroy, Chairman and Chief Executive Officer. “As we move into the second half of the fiscal year, I’m confident our team and Game Plan will continue to drive strong progress toward our 15/5 Goals.”

Income Statement Review
The second quarter organic growth rate, which adjusts for the impact of currency exchange, acquisitions and divestitures, was 4.7 percent. Organic growth was partially offset by the negative impact of a lower exchange rate for the Canadian dollar, which reduced total revenue growth by 2.5 percent. Acquisitions added 0.2 percent to second quarter revenue growth.

Operating margin improved to 13.0 percent, up 90 basis points compared to last year’s second quarter. The higher operating margin was primarily driven by operating leverage from revenue growth, decreased selling and administrative costs, and lower energy costs. These gains were partially offset by higher rental merchandise expense and increased health insurance costs.

Interest expense in the quarter decreased to $1.7 million, compared to $1.9 million in the prior-year quarter, primarily due to a lower total debt level. The effective tax rate was 38.0 percent, compared to 36.5 percent in the second quarter last year. The current period tax rate was higher than last year’s second quarter due to the favorable resolution of a tax matter in the prior year. The diluted share count was 19.9 million, down slightly from last year’s second quarter.

Balance Sheet and Cash Flow
The company ended the second quarter with total debt, net of cash, of $228.3 million and a ratio of debt to total capital of 39.6 percent. On a three month annualized basis, return on invested capital (ROIC) was 12.7 percent, up 100 basis points compared to the prior year (see table below for calculation).

Cash provided by operating activities for the six months ended December 26, 2015 was $55.7 million, up 16 percent compared to $48.0 million in the prior year. The increased operating cash flow was primarily due to reduced investment in inventory and lower tax payments. Capital expenditures for the first six months of the fiscal year were $22.9 million, compared to $25.6 million in the prior year. Fiscal year to date G&K has returned $29.8 million of cash to shareholders through dividend payments and share repurchases, a 53 percent increase compared to the prior year.

Outlook
Due to the continuing decline in the value of the Canadian dollar, the company has narrowed its full year guidance. The company now expects fiscal 2016 revenue in the range of $975 million to $990 million and full year diluted earnings per share between $3.50 and $3.60. This compares to the previously announced guidance of revenue between $975 million to $1 billion and earnings of $3.50 to $3.70 per diluted share. The negative impact from foreign currency exchange is now expected to reduce full year revenue by approximately 2.5 percent compared to fiscal 2015 and reduce full year earnings by approximately $0.16 per diluted share.

In addition, the guidance for fiscal 2016 includes one extra week of operations compared to fiscal 2015 due to the timing of the fiscal calendar. This extra week of operations is expected to add approximately 2 percent to both revenue and earnings for the year. In fiscal 2017 the company will return to a normal 52 week year.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at investors.gkservices.com. A replay of the call will be available on the company’s website through February 26, 2016.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 8,000 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.
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Return on Invested Capital
Return on invested capital (ROIC) is a non-GAAP financial measure and may not be defined and calculated by other companies in the same manner. The company uses ROIC as a measure of the effectiveness of its use of capital.
The company defines ROIC as net income from operations after tax, divided by the sum of total debt less cash, plus stockholders’ equity. The company assumes an average effective income tax rate of 37.5 percent. The company previously assumed an average effective income tax rate of 38.5 percent in its ROIC calculation. Beginning in the first quarter of fiscal year 2016, the assumed tax rate was changed to better reflect the company’s expectations about its tax rate in future periods.
The following table provides a calculation of ROIC on a 3-month annualized basis, for the periods ending December 26, 2015 and December 27, 2014.

(unaudited)	For the Three Months Ended
	December 26,	December 27,
(U.S. Dollars, in thousands)	2015	2014
Numerator:
Income from operations	31,484	28,624
Income taxes at 37.5 percent	11,807	10,734
Income from operations after tax	19,677	17,890
Annualized income from operations after tax	78,708	71,560

Denominator:
Current maturities of long-term debt	—	560
Long-term debt	254,777	240,083
Total stockholders' equity	389,317	385,217
Less: cash and cash equivalents	(26,449)	(13,034)
Total capital	617,645	612,826

Return on invested capital	12.7%	11.7%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(unaudited)
	For the Three Months Ended		For the Six Months Ended
(U.S. Dollars, in thousands, except per share data)	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014

Rental and direct sale revenue	$243,060	$237,309	$480,231	$467,551

OPERATING EXPENSES
Cost of rental and direct sale revenue	160,030	156,993	316,118	308,445
Selling and administrative	51,546	51,692	104,751	103,632
Total operating expenses	211,576	208,685	420,869	412,077

INCOME FROM OPERATIONS	31,484	28,624	59,362	55,474
Interest expense	1,656	1,923	3,283	3,718
INCOME BEFORE INCOME TAXES	29,828	26,701	56,079	51,756
Provision for income taxes	11,335	9,748	21,323	18,435
NET INCOME	$18,493	$16,953	$34,756	$33,321

BASIC EARNINGS PER COMMON SHARE	$0.93	$0.85	$1.74	$1.67
DILUTED EARNINGS PER COMMON SHARE	$0.92	$0.83	$1.72	$1.64

Earnings available to common stockholders:
Net income	$18,493	$16,953	$34,756	$33,321
Less: Income allocable to participating securities	(271)	(303)	(498)	(536)
Net income available to common stockholders	$18,222	$16,650	$34,258	$32,785

Weighted average number of shares outstanding, basic	19,665	19,654	19,696	19,641
Weighted average number of shares outstanding, diluted	19,870	20,039	19,936	20,019

Dividends Declared per Share	$0.37	$0.31	$0.74	$0.62

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
	December 26, 2015	June 27, 2015
(U.S. Dollars, in thousands)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$26,449	$16,235
Accounts receivable, net	102,228	100,402
Inventory	39,181	36,258
Merchandise in service, net	133,843	133,942
Other current assets	18,431	30,383
Total current assets	320,132	317,220

Property, plant and equipment, net	224,694	222,056
Goodwill	320,992	325,183
Other noncurrent assets	58,028	64,406
Total assets	$923,846	$928,865

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$48,255	$51,616
Accrued expenses and other current liabilities	69,865	71,739
Deferred income taxes	32,436	31,097
Current maturities of long-term debt	—	169
Total current liabilities	150,556	154,621

Long-term debt, net of current maturities	254,777	243,600
Deferred income taxes	29,634	28,851
Other noncurrent liabilities	99,562	107,443
Stockholders' Equity	389,317	394,350
Total liabilities and stockholders' equity	$923,846	$928,865

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(unaudited)
	For the Six Months Ended
	December 26,	December 27,
(U.S. Dollars, in thousands)	2015	2014
Operating Activities:
Net income	$34,756	$33,321
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	17,242	15,837
Deferred income taxes	6,183	4,788
Share-based compensation	3,399	3,314
Changes in operating items, exclusive of acquisitions and divestitures-
Accounts receivable	(3,758)	(3,049)
Inventory and merchandise in service	(4,168)	(10,902)
Accounts payable	(2,254)	10,490
Other current assets and liabilities	10,357	1,592
Other	(6,109)	(7,376)
Net cash provided by operating activities	55,648	48,015
Investing Activities:
Capital expenditures	(22,933)	(25,562)
Acquisition of business	(2,146)	—
Net cash used for investing activities	(25,079)	(25,562)
Financing Activities:
Repayments of long-term debt	(75,168)	(508)
Proceeds from (repayments of) revolving credit facilities, net	86,177	(25,857)
Cash dividends paid	(14,797)	(12,357)
Proceeds from issuance of common stock under stock option plans	731	2,080
Repurchase of common stock	(15,020)	(7,094)
Shares withheld for taxes under equity compensation plans	(2,992)	(1,575)
Excess tax benefit of shared-based compensation	1,911	1,703
Net cash used for financing activities	(19,158)	(43,608)
Effect of Exchange Rates on Cash	(1,197)	(2,929)
Increase in Cash and Cash Equivalents	10,214	(24,084)

Cash and Cash Equivalents:
Beginning of period	16,235	37,118
End of period	$26,449	$13,034

Supplemental Cash Flow Information
Cash paid for-	$(3,274)	$(3,464)
Interest	$(1,842)	$(7,353)
Income taxes
Supplemental Non-cash Investing Information
Capital expenditures included in accounts payable	$3,031	$1,026
Contacts:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com